May 18, 2010
FOR IMMEDIATE RELEASE
Investor Contact: Mark Warren (205) 298-3220
Media Contact:  David Donaldson (205) 298-3220

VULCAN SETTLES JOLIET ROAD LAWSUIT

Birmingham, Ala – Vulcan Materials Company (NYSE:VMC) today announced the settlement of a lawsuit filed against the Company by the State of Illinois and the Illinois Department of Transportation (IDOT).  IDOT will receive a total of $40 million in full and final settlement of the lawsuit.

Under terms of the settlement, IDOT will receive $20 million within 10 days.  The remaining $20 million will be paid as Vulcan receives funds from its insurers, with the full amount to be paid no later than nine months from the date of the settlement.  While Vulcan believes that the settlement is covered by insurance policies and is taking appropriate actions to facilitate recovery from its insurers, the ultimate amount and timing of such recoveries cannot be predicted with certainty.

In September 2001, Vulcan was named a defendant in the suit, alleging that the Company had caused damage to a 0.9-mile section of Joliet Road that bisects its McCook quarry in McCook, Illinois, a Chicago suburb.  That portion of Joliet Road was closed by IDOT in 1998.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

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